EXHIBIT 10.4

Summary of Oral Agreement for Payment of Services

between Cephalon, Inc.

and

its Board of Directors

The Stock Option and Compensation Committee of the Board of Directors reviews annually the cash compensation paid to members of the Board.  During such review, the Committee compares the cash compensation to that paid by other companies within its peer group, as determined by a third party consultant.  Prior to July 2004, non-employee members of Cephalon’s Board of Directors received an annual retainer of $30,000 and a $3,000 fee for each Board meeting attended.  Additionally, on an annual basis, the members of each of the Board’s committees received an $8,000 annual retainer for each committee membership.  While conducting the most recent compensation review in July 2004, the Stock Option and Compensaton Committee recommended an increase in the annual cash retainer for committee chairs to $12,000, and the annual cash retainer for committee members to $10,000.  The annual base cash retainer for all Board members remains at $30,000, and per meeting fees remain $3,000.  The Board of Directors will continue to be reimbursed for expenses incurred to attend board meetings.  All directors will continue to receive options to purchase 15,000 shares of common stock upon their initial election to the Board and 10,000 more upon their annual re-elections.  The initial stock option grant vests over a four-year period.  Since the annual amount is viewed as compensation, it is 100% vested when awarded.